Investor Contact: Michael E. Conley
                                                                (972) 443-6557

                                                 Media Contact: Sean S. Clancy
                                                                (972) 443-6546

FOR IMMEDIATE RELEASE



     Flowserve to Acquire Invensys' Flow Control Division for $535 Million


DALLAS - March 21, 2002 - Flowserve Corp. (NYSE: FLS) today announced it has reached a definitive agreement to acquire the Flow Control Division (IFC) of Invensys plc for $535 million, under specified contractual terms.

Closing of the transaction is expected within 60 days, assuming regulatory approvals, lender consent, completion of transaction financing and satisfaction of customary contractual closing conditions.

IFC is one of the world's foremost manufacturers of valves, actuators and associated flow control products. For the twelve months ending March 31, 2002, IFC expects to generate revenues of approximately $520 million and earnings before interest, taxes, depreciation and amortization (EBITDA), before restructuring expenses, of approximately $87 million.

"Integrating IFC into Flowserve's Flow Control Division should yield meaningful hard synergies, particularly in manufacturing operations, potentially generating annual cost savings in the area of $10-15 million," said Flowserve Chairman,


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President and Chief Executive Officer C. Scott Greer. "Due to timing, these projected synergies will not have a significant impact on 2002 results. The consolidation necessary to yield these projected savings, at an expected cost of three-times projected synergies, should be complete within about a year of closing."

The transaction is expected to be financed through a combination of debt and equity, following the company's objective of having no higher overall leverage after closing than the current level, as measured by the ratio of total debt to EBITDA.

"Based on our current financing plan and IFC's performance outlook, the acquisition of IFC should be neutral to slightly accretive to Flowserve's 2002 earnings, absent one-time charges, even without these potential synergies. In addition, this transaction should not have a significant impact on our leverage ratio under these parameters," Greer said.

"The addition of IFC will bolster our position among the world's elite valve manufacturers and will propel us into the position of second largest valve producer in the world. IFC brings a dozen well-recognized brands that will broaden Flowserve's offering of high quality valve products and related services. These brands significantly deepen our offerings and applications to a diverse end-user marketplace. Now that we have completed the integration of IDP, the


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acquisition of IFC is the next step in our strategy to be a leading consolidator in the flow control industry," Greer said.

Flowserve will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) on March 22, 2002 to discuss this announcement. You may listen to this call, and obtain more information about Flowserve, by visiting the company's website at www.flowserve.com.



Flowserve Corp. is one of the world's leading providers of industrial flow management services. Operating in 30 countries, the company produces engineered pumps for the process industries, precision mechanical seals, automated and manual quarter-turn valves, control valves and valve actuators, and provides a range of related flow management services.


SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve's future market conditions, operations and results. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: material adverse events in the national financial markets; changes in the already competitive environment for the company's products or competitors' responses to Flowserve's strategies; the company's ability to integrate past and future acquisitions into its management operations; political risks, military actions or trade embargoes affecting important country markets; the health of the company's various customer industries, including the petroleum, chemical, power and water industries; economic turmoil in areas outside the United States; global economic growth; unanticipated difficulties or costs associated with new systems, including software; and the recognition of significant expenses associated with adjustments to realign the company's facilities and other capabilities with its strategies and business conditions, including, without limitation, expenses incurred in restructuring the company's operations and the cost of financing, including increases in interest costs.

                                (Table Follows)


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                             INVENSYS FLOW CONTROL
                   SUMMARY HISTORICAL FINANCIAL INFORMATION

(in millions of U.S. dollars, U.S. GAAP basis)
                                                       Year Ended March 31,
                                                        2000         2001
Sales                                                  $ 555.5      $ 500.4
Operating income, before restructuring expense            59.0         46.6
Restructuring expense                                     21.2         27.3
Net earnings                                               7.2          4.5
EBITDA, before restructuring expense                      95.4         84.6


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